Exhibit 99.1



AMTRAN ANNOUNCES THAT CITICORP USA AND SALOMON
SMITH BARNEY HAVE TERMINATED THEIR FINANCING COMMITMENT RELATING TO THE PROPOSED GOING-PRIVATE TRANSACTION


          Business Editors

          INDIANAPOLIS--(BUSINESS WIRE)--Sept. 21, 2001--Amtran, Inc. (Nasdaq:AMTR), parent company of American Trans Air, Inc. ("ATA"), announced today that it has received a letter from Citicorp USA, Inc. and Salomon Smith Barney Inc. terminating Citicorp USA's obligations under the Commitment Letter dated June 18, 2001 to Amtran and ATA (the "Commitment Letter") relating to the proposed $175 million secured credit facility to be used to finance the proposed transaction in which Amtran would be taken private. This letter states that, based upon events since December 31, 2000 affecting the business, condition, operations and properties of ATA, including in particular recent events, Citicorp USA has determined that the condition set forth in clause
(iii)(A) of Section 1 of the Commitment Letter is not likely to be satisfied. This clause states that Citicorp USA's commitment is conditioned on the absence of any material adverse change in the business, condition (financial or otherwise), operations or properties of Amtran and its subsidiaries, taken as a whole, since December 31, 2000.

          In response to this letter, Amtran is currently evaluating its options consistent with its obligations under the merger agreement relating to the proposed going-private transaction. In light of the termination of the Commitment Letter, there can be no assurance that Amtran will be able to find alternative financing to satisfy the financing condition to the proposed going-private transaction.

          Amtran's common stock trades on the NASDAQ Stock Market under symbol "AMTR". ATA, now in its 28th year of operation, is the nation's 10th largest passenger carrier based on revenue passenger miles and operates significant scheduled service from Chicago-Midway and Indianapolis. The entire fleet is supported by ATA's own maintenance and engineering facilities in Indianapolis and Chicago-Midway and maintenance support stations worldwide. You can learn more about ATA by visiting its website at www.ata.com.

          Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements". These statements are based on Amtran management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. The forward-looking statements contained herein include statements about the merger. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of Amtran shareholders to approve the merger; the inability to obtain financing to pay merger consideration; the costs related to the merger; litigation challenging the merger; and other economic, business, competitive and/or regulatory factors affecting Amtran's businesses generally. More detailed information about those factors is set forth in filings made by Amtran with the SEC. Except to the extent required under the federal securities laws, Amtran is

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not under any obligation to (and expressly disclaims any such obligation to)
update or alter its forward-looking statements whether as a result of new information, future events or otherwise.